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                                 EXHIBIT 5.1

                        OPINION OF COOLEY GODWARD LLP

May 19, 1998

GENE LOGIC INC.
708 Quince Orchard Road
Gaithersburg, Maryland  20878

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GENE LOGIC INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 5,843,644 shares of the Company's Common Stock $.01 par value (the "Shares"), for issuance (i) pursuant to the Company's 1997 Equity Incentive Plan, Employee Stock Purchase Plan and 1997 Non-Employee Directors' Stock Option Plan (collectively, the "Plans"), and (ii) upon the exercise of outstanding options granted under the Company's 1997 Equity Incentive Plan and 1997 Non-Employee Directors' Stock Option Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Company's Amended and Restated Certificate of Incorporation and By-laws, as amended and restated, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and Plans, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,
Cooley Godward LLP

/s/Frederick T. Muto
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Frederick T. Muto